Exhibit 10.1

Strictly private and confidential -

Addressee only

Mr Stephen P. McGill

Chairman and Chief Executive Officer

Aon Risk Services Worldwide

200 E. Randolph Street

Chicago, Illinois  60601

03 August 2009	ID: 0515049

Dear Steve

Re:  Variation of your executive agreement

I set out below the amendments to the terms and conditions of your employment with Aon Limited (“the Company”) as set out in your offer letter and Executive Agreement dated 22 April 2005, and as amended by your Overseas Assignment Letter dated 24 July 2006, the Variation Letter dated 31 December 2007, and the Pension Letter summarizing your pension arrangements dated 30 January 2008 (together known as your “Employment Terms and Conditions”).

1.                                      Overseas Assignment:  The terms of your overseas assignment will continue as outlined in your Overseas Assignment Letter other than as outlined below.

2.                                      Duration of Overseas Assignment:  Your overseas assignment is expected to last for a fixed term period until 1 January 2013 (the “Fixed Term Period”), subject to the provisions on contract renewal, termination of assignment and employment termination as set forth in the applicable Employment Terms and Conditions.

3.                                      Salary:  To alleviate the administrative burdens related to significant shifts in the foreign exchange rates between the U.S. and the U.K., Paragraph 6 of the Schedule to your Executive Agreement and paragraph 2 in your Overseas Assignment Letter shall be deleted and replaced with the following:

“6.                                 SALARY:  Effective 1 May 2009, USD 1,100,000 per annum payable monthly.

Should you repatriate to the U.K. during the Fixed Term Period, the final salary (excluding bonus and allowances) that you will be receiving during your assignment will become your salary in the U.K., and your total remuneration package will be reassessed to ensure that it is in line with local market remuneration.”

4.             Pension: Your existing pension arrangements will be discontinued effective 1 July  2009. All clauses in your Employment Terms and Conditions relevant to your pension, including clause 16.1 and clause 10 in the Schedule to your Executive Agreement, clause 7 in your Overseas Assignment Letter, clause 4 in your Variation Letter and the whole of the Pension Letter shall be deleted and replaced with the following:

“Beginning 1 January 2010 and on each subsequent anniversary of such date during the Fixed Term Period, the Company will pay to you a lump sum in USD equivalent to :-

the prevailing Aon Limited Scottish Widows GPPP Tier 2 (or equivalent) employer contribution from time to time (currently 10% of salary excluding bonuses and allowances), plus an amount representing the sum you would have received as a matching amount from the Company if you had made the maximum matched contribution level prevailing from time to time (currently 5% of salary excluding bonuses and allowances), both figures being subject to the cap on pensionable salary prevailing from time to time (currently £300,000) giving a current lump sum payment of the USD equivalent of GBP 45,000 per annum, calculated using the foreign exchange rate on the date of such payment.  No later than 31 December 2009, the Company will pay to you a lump sum calculated in accordance with the previous sentence but reduced by 50% to represent the partial-year allocation due to you for the period commencing 1 July 2009 and ending 31 December 2009.  The sums shall be subject to such deductions, including tax, as required by applicable laws.  The Company shall pay no other sum to you in respect of pension benefit whether into a pension scheme or otherwise.

5.               UK Benefits: Your eligibility to UK benefits from the Company, other than pension, shall continue at the current level as long as legally permissible under applicable laws.  You shall continue to contribute to the UK National Insurance Scheme for the duration of your employment.

6.               Expatriate Allowance:  Your existing annual expatriate allowance of USD 300,000 shall continue; provided, however, that all taxes due on such amount will become payable by you beginning 1 January 2010.  This allowance will cease upon the earlier of your return to work for the Company in the U.K. or the end of the Fixed Term Period.

7.               Income Taxes:  Effective 1 January 2010, you agree that your remuneration will not be subject to the Company’s tax equalization policy. Therefore, effective as of such date Clause 5 of, and Schedule A to, your Overseas Assignment Letter will cease to apply to your employment, save the provisions regarding income tax return preparation.  Beginning 1 January 2010, you will be responsible for any tax liability imposed under U.S. and UK tax laws in relation to all of your tax liability including in respect of your remuneration and benefits package from the Company and any other income or benefits received by you.

Please sign and date this letter and return one copy to me to confirm your understanding of this letter and acceptance of the changes to your Employment Terms and Conditions set out above.

Yours sincerely,

/s/ Peter Harmer

Peter Harmer

CEO Aon Limited

I understand and accept the amendments to my Employment Terms and Conditions as set out above.

/s/ Stephen P. McGill	3rd August 2009
Stephen P. McGill	Date